Filed Pursuant to Rule 424(b)(3)
Registration No. 333-159898
PROSPECTUS
18,500,000 Shares

ION Geophysical Corporation

Common Stock

The selling stockholders and their transferees, pledgees, donees or other successors in interest identified in this prospectus under the heading “Selling Stockholders” are offering and selling up to 18,500,000 shares of our common stock. We issued 18,500,000 shares to the selling stockholders in a private placement on June 4, 2009, as described in this prospectus under the heading “The Private Placement.” We will not receive any of the proceeds from the sale of shares by the selling stockholders, but we have agreed to bear the expenses in connection with the registration of the offer and sale of the shares.

The shares may be resold from time to time by and for the accounts of certain selling stockholders named in this prospectus. The methods of resale of the shares offered hereby are described under the heading “Plan of Distribution.” The selling stockholders may sell the shares of common stock described in this prospectus in various ways and at different times as described in this prospectus, but they are not required to sell any of these shares. The price to the public for the shares and the proceeds to the selling stockholders at any time will depend upon the terms of such sale.

Investing in our common stock involves risks. Please read carefully the section entitled “Risk Factors” beginning on page 5 of this prospectus, and the sections entitled “Risk Factors” beginning on page 16 of our Annual Report on Form 10-K for the year ended December 31, 2008 and page 30 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, previously filed with the Securities and Exchange Commission and incorporated by reference into this prospectus.

Our common stock is listed on The New York Stock Exchange under the symbol “IO.” On June 18, 2009, the last reported sale price of our common stock on The New York Stock Exchange was $2.91 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 19, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration or continuous offering process. Under this shelf registration process, the selling stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling stockholders. We may, to the extent necessary, provide a prospectus supplement, containing specific information about the selling stockholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Incorporation of Certain Information by Reference.”

Except where stated otherwise or unless the context otherwise requires, the terms “FireFly” and “Scorpion” refer to our FIREFLY® and SCORPION® registered marks, respectively.

The selling stockholders listed in the selling stockholders table included in this prospectus may from time to time offer and sell up to 18,500,000 shares of our common stock owned by them, at prices and on terms to be determined at or prior to the time of sale.

This prospectus does not cover the issuance of any shares of common stock by us to the selling stockholders, and we will not receive any of the proceeds from any sale of shares by the selling stockholders. Except for any underwriting discounts and selling commissions that may be paid by the selling stockholders, we have agreed to pay the expenses incurred in connection with the registration of the offer and sale of the shares of common stock covered by this prospectus.

Information about the selling stockholders may change over time. Any changed information given to us by a selling stockholder will be set forth in a prospectus supplement if and when necessary. Further, in some cases, we may file a prospectus supplement containing specific information about the terms on which a selling stockholder or its permitted assignees are offering and selling our common stock. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement.

We have not authorized the selling stockholders or any dealer, salesman or other person to give you any information or to make any representations other than the information contained in the documents that we incorporate by reference into this prospectus or provided in this prospectus or any prospectus supplement. You should not rely on any information that is not incorporated by reference into or provided in this prospectus or in any prospectus supplement.

This prospectus (and any prospectus supplement) should not be construed as an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.

You should not assume that the information contained in this prospectus or any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference into this prospectus and any accompanying prospectus supplement is correct on any date subsequent to the date of the document so incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or deemed delivered, or the securities are sold, on a later date.

As used in this prospectus, the terms “ION,” “company,” “we,” “our,” “ours” and “us” refer to ION Geophysical Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

PROSPECTUS SUMMARY

This summary highlights selected information about us and this offering by the selling stockholders contained elsewhere in this prospectus and the documents incorporated by reference into this prospectus. This summary is not complete and may not contain all of the information that is important to you. We urge you to read carefully this prospectus, any accompanying prospectus supplement, and any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement before you make your investment decision.

Our Company

We are a technology-focused seismic solutions company that provides advanced seismic data acquisition equipment, seismic software and seismic planning, processing and interpretation services to the global energy industry. Our products, technologies, and services are used by oil and gas exploration and production companies and seismic acquisition contractors to generate high-resolution images of the subsurface during exploration, exploitation and production operations. Our products and services are intended to measure and interpret seismic data about rock and fluid properties within the Earth’s subsurface, which enables oil and gas companies to make improved drilling and production decisions. The seismic surveys for our data library business are substantially pre-funded by our customers and we contract with third party seismic data acquisition companies to acquire the data, all of which minimizes our risk exposure. We are able to serve oil and gas companies in all major energy producing regions of the world from strategically located offices in 22 cities on five continents. Our products and services include the following:

•	land and marine seismic data acquisition equipment,

•	navigation, command & control and data management software products,

•	planning services for survey design and optimization,

•	seismic data processing services, and

•	seismic data libraries.

Seismic imaging plays a fundamental role in hydrocarbon exploration and reservoir development by delineating structures, rock types and fluid locations in the subsurface. Geoscientists interpret seismic data to identify new sources of hydrocarbons and pinpoint drilling locations for wells, which can be costly and high risk. As oil and gas reservoirs have become harder to find and more expensive to develop and exploit in recent years, the demand for advanced seismic imaging solutions has grown. In addition, seismic technologies are now being applied more broadly over the entire life cycle of a hydrocarbon reservoir to optimize production. For example, time-lapse seismic images (referred to as “4D” or “four-dimensional” surveys), in which the fourth dimension is time, can be made of producing reservoirs.

ION has been involved in the seismic technology industry for approximately 40 years, starting in the 1960s when we designed and manufactured seismic equipment under our previous company name, Input/Output, Inc. In recent years, we have transformed our business from being solely a manufacturer and seller of seismic equipment to being a provider of a full range of seismic imaging products, technologies and services.

We operate our company through four business segments. Three of our business segments — Land Imaging Systems, Marine Imaging Systems and Data Management Solutions — make up our ION Systems division, and the fourth business segment is our ION Solutions division.

•	Land Imaging Systems. Includes our cable-based, cableless and radio-controlled seismic data acquisition systems, digital and analog geophone sensors, vibroseis vehicles (i.e., vibrator trucks) and source controllers for detonator and vibrator energy sources.

•	Marine Imaging Systems. Consists of towed streamer and redeployable ocean bottom cable seismic data acquisition systems and shipboard recorders, streamer positioning and control systems and energy sources (such as air guns and air gun controllers).

•	Data Management Solutions. Includes our software systems and related services for navigation and data management involving towed marine streamer and seabed operations.

•	ION Solutions. Combines our advanced seismic data processing services for marine and land environments, our marine seismic data libraries and our Integrated Seismic Solutions services, which manage the entire seismic process from survey planning and design to data acquisition and management through pre-processing and final subsurface imaging.

Our executive headquarters are located at 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. Our telephone number is (281) 933-3339. Our home page on the Internet is www.iongeo.com. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this prospectus.

For a description of our business, financial condition, results of operations and other important information regarding us, please refer to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus, see “Where You Can Find More Information.”

The Offering

Common stock offered by the selling stockholders	Up to 18,500,000 shares

Use of proceeds	All of the proceeds from the sale of common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

NYSE symbol	IO

Risk Factors

An investment in our common stock involves a high degree of risk. For a discussion of certain matters that should be considered by prospective purchasers of our common stock offered hereby, see “Risk Factors” beginning on page 5 of this prospectus, and the sections entitled “Risk Factors” beginning on page 16 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and beginning on page 30 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which have been previously filed with the SEC and are incorporated by reference into this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements concerning our future results and performance and other matters that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “would,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. Examples of other forward-looking statements contained or incorporated by reference in this prospectus include statements regarding:

•	the expected effects of current and future worldwide economic conditions and demand for oil and natural gas;

•	future compliance with our debt financial covenants;

•	future availability of cash to fund our operations and pay our obligations;

•	future levels of spending by our customers;

•	the timing of anticipated sales;

•	expected net revenues, income from operations and net income;

•	expected gross margins for our products and services;

•	future benefits to our customers to be derived from new products and services, such as Scorpion and FireFly;

•	future growth rates for certain of our products and services;

•	future sales to our significant customers;

•	our expectations regarding oil and gas exploration and production companies and contractor end-users purchasing our more expensive, more technologically advanced products and services;

•	the degree and rate of future market acceptance of our new products and services;

•	expectations regarding future mix of business and future asset recoveries;

•	anticipated timing and success of commercialization and capabilities of products and services under development, and anticipated start-up costs associated with their development;

•	expected improved operational efficiencies from our full-wave digital products and services;

•	potential future acquisitions;

•	our expectations for future sources of financing;

•	future levels of capital expenditures;

•	our ability to maintain our costs at consistent percentages of our revenues in the future;

•	our ability to leverage our costs in the future by growing our revenues and earnings;

•	the outcome of pending or threatened disputes and other contingencies;

•	future demand for seismic equipment and services;

•	future seismic industry fundamentals;

•	the adequacy of our future liquidity and capital resources;

•	future oil and natural gas commodity prices;

•	future opportunities for new products and projected research and development expenses;

•	expected success in integrating our acquired businesses;

•	expectations regarding realization of deferred tax assets; and

•	anticipated results regarding accounting estimates we make.

These forward-looking statements reflect our best judgment about future events and trends based on the information currently available to us. Our results of operations can be affected by inaccurate assumptions we make or by risks and uncertainties known or unknown to us. Therefore, we cannot guarantee the accuracy of the forward-looking statements. Actual events and results of operations may vary materially from our current expectations and assumptions.

Information regarding some of the important factors that could cause actual results to differ, perhaps materially, from those described in our forward-looking statements is contained in the section entitled “Risk Factors” below, and in the sections entitled “Risk Factors” beginning on page 16 of our Annual Report on Form 10-K for the year ended December 31, 2008 and page 30 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, previously filed with the SEC and incorporated by reference into this prospectus.

We disclaim any obligation, other than as may be imposed by law, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

RISK FACTORS

In addition to the sections entitled “Risk Factors” beginning on page 16 of our Annual Report on Form 10-K for the year ended December 31, 2008 and beginning on page 30 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which have been previously filed with the SEC and are incorporated by reference into this prospectus, we believe the following risk factors that relate to this offering should be considered carefully.

Our stock price has been volatile and has declined substantially since June 2008. If you make an investment in our stock, it could decline in value.

The securities markets in general and our common stock in particular have experienced significant price and volume volatility in 2008 and 2009. The market price and trading volume of our common stock may continue to experience significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding our operations or business prospects or those of companies in our industry. In addition to the other risk factors discussed in this section, the price and volume volatility of our common stock may be affected by:

•	operating results that vary from the expectations of securities analysts and investors;

•	factors influencing the levels of global oil and natural gas exploration and exploitation activities, such as declining demand and declining prices for crude oil and natural gas;

•	the operating and securities price performance of companies that investors or analysts consider comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors; and

•	changes in global financial markets and global economies and general market conditions, such as interest rates, commodity and equity prices and the value of financial assets.

To the extent that the price of our common stock remains low or declines further, our ability to raise funds through the issuance of equity or otherwise use our common stock as consideration will be reduced. This, in turn, may adversely impact our ability to reduce our financial leverage. Continued high levels of leverage or further increases in our leverage may make it more difficult for us to access additional capital. These factors may limit our ability to implement our operating and growth plans.

If we, our optionholders or our existing stockholders holding registration rights, sell additional shares of our common stock in the future, the market price of our common stock could decline.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market in the future, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, could make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As of June 8, 2009, we had 119,053,596 shares of common stock issued and outstanding. Substantially all of these shares are available for public sale, subject in some cases to volume and other limitations or delivery of a prospectus. At June 8, 2009, we had outstanding stock options to purchase up to 7,502,725 shares of our common stock at a weighted average exercise price of $7.90 per share. We also had, as of that date, 16,962 shares of common stock reserved for issuance under outstanding restricted stock unit awards. Additionally, the holder of our Series D-1 Cumulative Convertible Preferred Stock, Series D-2 Cumulative Convertible Preferred Stock D-2 and Series D-3 Cumulative Convertible Preferred Stock (collectively, the “Series D Preferred Stock”) currently has the right to convert the preferred shares it holds into 9,669,434 shares of our common stock, or approximately 8.12% of our total outstanding shares of common stock as of June 8, 2009 (calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act). Under our agreement with the holder of our Series D Preferred Stock, the holder has the ability to sell the shares of our common stock (under effective registration statements) issuable to it upon conversion of the Series D Preferred Stock. Sales in the public market of shares of common stock issued upon conversion would apply downward pressure on then-prevailing market prices of our common stock. In addition, the very existence of the Series D Preferred Stock represents a future issuance, and perhaps a future sale, of our common stock to be acquired on conversion, which could also depress trading prices for our common stock.

Shares of our common stock are subject to certain demand and piggyback registration rights held by Laitram, L.L.C. We also may enter into additional registration rights agreements in the future in connection with any subsequent acquisitions or securities transactions we may undertake. Any sales of our common stock under these registration rights arrangements with Laitram or other stockholders could be negatively perceived in the trading markets and negatively affect the price of our common stock. Sales of a substantial number of our shares of common stock in the public market under these arrangements, or the expectation of such sales, could cause the market price of our common stock to decline.

Our certificate of incorporation and bylaws, Delaware law and certain contractual obligations contain provisions that could discourage another company from acquiring us.

Provisions of Delaware law, our certificate of incorporation and bylaws, our stockholder rights agreement dated as of December 30, 2008 and our agreement with the holder of our Series D Preferred Stock may discourage, delay or prevent a merger or acquisition that our stockholders may consider favorable, including transactions in which you might otherwise receive a premium for shares of our common stock. These provisions include:

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

•	providing for a dividend on our common stock, commonly referred to as a “poison pill,” which can be triggered after a person or group acquires, obtains the right to acquire or commences a tender or exchange offer to acquire, 20% or more of our outstanding common stock;

•	providing for a classified board of directors with staggered terms;

•	requiring supermajority stockholder voting to effect certain amendments to our certificate of incorporation and by-laws;

•	eliminating the ability of stockholders to call special meetings of stockholders;

•	prohibiting stockholder action by written consent;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and

•	requiring an acquiring party to assume all of our obligations under our agreement with the holder of our Series D Preferred Stock and the terms of the Series D Preferred Stock set forth in our certificates of rights and designations for those shares, including the dividend, liquidation, conversion, redemption, voting and share registration provisions.

THE PRIVATE PLACEMENT

On June 4, 2009, we completed a private placement transaction in which we issued and sold 18,500,000 shares of our common stock in privately-negotiated transactions, exempt from registration under the Securities Act, for aggregate gross proceeds of approximately $40.7 million. The private placement was conducted pursuant to purchase agreements, dated June 1, 2009, that we entered into with each purchaser (the “Purchase Agreements”). The terms of the transaction required that we agree to register for public resale the shares of common stock being offered for sale under this prospectus. Barclays Capital Inc. acted as placement agent in connection with the private placement of the common stock. The $38.0 million in net proceeds from the private placement transaction (after deduction of the fees and expenses related to the private placement), along with $3.0 million of our cash on hand, were applied to repay in full the outstanding indebtedness under our Bridge Loan Agreement with Jefferies Finance LLC dated as of December 30, 2008.

We reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, that we were in compliance as of March 31, 2009 with all of our financial covenants under our amended commercial banking credit facility (the “Amended Credit Facility”) and the Bridge Loan Agreement. We also reported in that Quarterly Report that, based upon our 2009 first quarter results and our operating forecast for the remainder of 2009, it was probable that, unless we took certain mitigating actions, we would not be in compliance for the period ending September 30, 2009 with certain of the financial covenants contained in these debt agreements. To remedy these uncertainties, we entered into an amendment (the “Fifth Amendment”) to our Amended Credit Facility dated effective as of June 1, 2009, which, among other things, modified certain of the financial and other covenants contained in our Amended Credit Facility. As a result of our entering into the Fifth Amendment and our repayment of the indebtedness outstanding under our Bridge Loan Agreement, we believe that it is no longer probable that a violation of the financial covenants under our Amended Credit Facility will occur and that our cash on hand and cash generated from our future operations will be sufficient to fund our operations for the foreseeable future.

USE OF PROCEEDS

We will not receive any proceeds from sales of the shares of common stock by the selling stockholders pursuant to this prospectus. The selling stockholders will receive all of the net proceeds from these sales.

SELLING STOCKHOLDERS

On June 4, 2009, we sold 18,500,000 shares of our common stock to certain purchasers in privately-negotiated transactions for $2.20 per share. See “The Private Placement.” Each purchaser represented to us at the time of purchase that it was acquiring the shares in the ordinary course of business and for its own account, and that it did not have any agreement or understanding with any person or entity to distribute any of the shares purchased.

The term “selling stockholders” also includes any transferees, pledgees, donees or other successors in interest to any of the selling stockholders named in the table below. Information concerning the selling stockholders may change from time to time, information regarding any additional selling stockholders who purchased their shares in the private placement may be added and any changes and the names of any transferees, pledgees, donees and other successors in interest will be set forth in supplements to this prospectus as required.

None of the selling stockholders or any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

Information regarding the selling stockholders may change from time to time and any changed information will be set forth in amendments to the registration statement of which this prospectus is a part, or in prospectus supplements, if and when necessary.

The following table sets forth information, as of June 1, 2009, with respect to each selling stockholder:

•	the number of shares of our common stock owned by the selling stockholder prior to any sales pursuant to this prospectus;

•	the number of shares of our common stock that the selling stockholder may offer and sell pursuant to this prospectus; and

•	the percentage of our outstanding stock that is owned by the selling stockholder prior to the offering.

Because the selling stockholders may offer all, some or none of the shares of common stock covered by this prospectus, we cannot estimate the amount or percentage of our common stock that will be held by the selling stockholders upon completion of the offering. The information is based on information provided by or on behalf of the selling stockholders.

			Percentage of
			Outstanding
	Common Stock		Common
	Deemed Beneficially		Stock Owned
	Owned Prior	Common Stock	Prior to
Name	to the Offering	Offered Hereby	Offering

Wells Capital Management, Inc.(1)	8,526,195	7,500,000	7.16%
Capital Ventures International(2)	4,409,100	4,409,100	3.70%
AT MLP Fund, LLC(3)	2,272,700	2,272,700	1.91%
Downtown Associates II, L.P.(4)	1,422,823	567,100	1.20%
Downtown Associates I, L.P.(4)	791,092	342,000	*
FrontPoint Utility and Energy Fund, L.P.(5)	1,403,400	1,403,400	1.18%
FrontPoint Copia Energy Horizons Fund, L.P.(6)	96,600	96,600	*
UBS O’Connor LLC F/B/O:
O’Connor Pipes Corporate Strategies Master Limited(7)	1,000,000	1,000,000	*
Hudson Bay Overseas Fund, Ltd.(8)	909,100	909,100	*

*	Less than 1%.

(1)	Wells Capital Management, Inc. (“WellsCap”) is a registered investment adviser and wholly-owned subsidiary of Wells Fargo Bank, N.A. WellsCap does not invest on its own behalf and has sole dispositive power over the shares managed on behalf of its clients.

(2)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as investment manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of these shares. CVI is affiliated with one or more registered broker-dealers.

(3)	Atlantic Trust Company, a division of Invesco National Trust Company, is the managing member of AT MLP, LLC. Atlantic Trust Company retains the authority to make all voting and investment decisions for AT MLP Fund, LLC.

(4)	Ronald J. Juvonen is the managing member of Downtown Associates, L.L.C., which serves as the general partner of each of Downtown Associates I, L.P. and Downtown Associates II, L.P. Mr. Juvonen holds sole power to vote and direct the disposition of all shares of common stock held by Downtown Associates I, L.P. and Downtown Associates II, L.P.

(5)	FrontPoint Utility and Energy Fund GP, LLC is the general partner of FrontPoint Utility and Energy Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Utility and Energy Fund GP, LLC and, as such, has voting and dispositive power over the securities held by the fund. Front Point Partners LLC is an indirect wholly-owned subsidiary of Morgan Stanley, a publicly held corporation.

(6)	FrontPoint Copia Energy Horizons Fund GP, LLC is the general partner of FrontPoint Copia Energy Horizons Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Copia Energy Horizons Fund GP, LLC and, as such, has voting and dispositive power over the securities held by the fund. Front Point Partners LLC is an indirect wholly-owned subsidiary of Morgan Stanley, a publicly held corporation.

(7)	O’Connor PIPES Corporate Strategies Master Limited is a fund which cedes investment control to UBS O’Connor LLC, its investment manager. UBS O’Connor LLC makes all of the investment and voting decisions. Jeff Putman is the portfolio manager of UBS O’Connor LLC FBO O’Connor PIPES Corporate Strategies Master Limited. Mr. Putman disclaims beneficial ownership of the shares held by UBS O’Connor LLC FBO O’Connor PIPES Corporate Strategies Master Limited. UBS O’Connor LLC is a wholly-owned subsidiary of UBS AG, a company whose securities are listed on the New York Stock Exchange.

(8)	Sander Gerber, as executive officer of the investment manager of Hudson Bay Overseas Fund, Ltd., with the power to exercise investment discretion, disclaims beneficial ownership over the securities held by Hudson Bay Overseas Fund Ltd.

PLAN OF DISTRIBUTION

The shares of common stock being offered by the selling stockholders may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors-in-interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals and will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The shares may be sold in one or more transactions at:

•	fixed prices,

•	prevailing market prices at the time of sale,

•	prices related to the prevailing market prices,

•	varying prices determined at the time of sale, or

•	otherwise negotiated prices.

The shares may be sold by one or more of the following methods:

•	a block trade in which the broker-dealer so engaged will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus,

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange,

•	in the over-the-counter market,

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

•	through the writing of options, whether such options are listed on an options exchange or otherwise,

•	an exchange distribution in accordance with the rules of the applicable exchange,

•	to cover short sales made after the date this Registration Statement is declared effective by the SEC,

•	sales pursuant to Rule 144,

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share,

•	through the distribution of the common stock by any selling stockholder to its partners, members or stockholders,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	privately negotiated transactions,

•	by pledge to secure debts or other obligations,

•	put or call transactions,

•	“at the market” to or through market makers or into an existing market for our common stock,

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

•	to cover hedging transactions made pursuant to this prospectus,

•	underwritten offerings,

•	a combination of any such methods of sale, and

•	any other method permitted pursuant to applicable law.

If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution. In making sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders may sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) under the Securities Act or other applicable provision under the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares, the selling stockholders may, subject to the terms of their agreements with us, (1) enter into transactions with brokers, dealers or others, who in turn may engage in sales, including short sales, of the shares in the course of hedging the positions they assume, (2) deliver shares to close out positions entered into with brokers, dealers or others or (3) loan shares to brokers, dealers or others that may in turn sell such shares. The brokers, dealers or others referred to in (1) above may engage in those transactions referred to in (1), (2) or (3) above through this prospectus. The selling stockholders may enter into option, swap or other transactions with broker-dealers, other financial institutions or others that require the delivery to the broker-dealers, financial institutions or others of the shares. The broker-dealer or other financial institution or others may then resell or transfer these shares through this prospectus. The selling stockholders may also loan or pledge their shares to a broker-dealer or other financial institution. The broker-dealer or financial institution may sell the shares which are loaned or pursuant to a right to rehypothecate while pledged or, upon a default, the broker-dealer or other financial institution may sell the pledged shares by use of this prospectus. The broker-dealer or other financial institution may use shares pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of shares. Some or all of the shares offered in this prospectus may also be sold to or through an underwriter or underwriters. Any shares sold in that manner will be acquired by the underwriters for their own accounts and may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. These shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or disallowed to be paid to dealers may be changed at different times.

The selling stockholders may pay usual and customary or specifically negotiated underwriting discounts and concessions or brokerage fees or commissions in connection with their sales.

The selling stockholders and any dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be filed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

To the extent required by the Securities Act, a prospectus supplement will be filed and disclose the specific number of shares of common stock to be sold, the name of the selling stockholder, the purchase price, the public offering price, the names of any agent, dealer or underwriter and any applicable commissions paid or discounts or concessions allowed with respect to a particular offering and other facts material to the transaction. Compensation for or to a particular underwriter or broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated at the time of the sale. We will pay all expenses of the registration of the shares of common stock pursuant to the terms of the Purchase Agreements, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, in accordance with the terms of the Purchase Agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the terms of the Purchase Agreements, or we may be entitled to contribution. The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents’ commissions, if any, and other expenses of issuance and distribution not borne by us. We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus.

We also have agreed to indemnify the selling stockholders, and the selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares, from certain damages or liabilities arising out of or based upon any untrue or alleged untrue statement of a material fact contained in, or material omission or alleged omission from, the registration statement of which this prospectus is a part, except to the extent the untrue or alleged untrue statement or omission or alleged omission was made in reliance upon written information furnished for inclusion herein by such selling stockholder.

We have agreed to file a registration statement with the SEC for the benefit of the selling stockholders and to keep it effective until the earlier of:

•	the date that all of the shares of our common stock issued to the selling stockholders have been sold pursuant to the registration statement; or

•	the date that all of the shares of our common stock issued to the selling stockholders can be sold without restriction pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

The shares may be sold through registered or licensed brokers or dealers if required under applicable state securities laws. Additionally, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. We cannot assure you that the selling stockholders will sell any or all of the common stock offered hereunder.

Once sold pursuant to the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Mayer Brown LLP, Houston, Texas, has passed on certain legal matters with respect to the shares of common stock offered hereunder.

EXPERTS

The consolidated financial statements of ION Geophysical Corporation appearing in ION Geophysical Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2008 (including the schedule appearing therein), and the effectiveness of ION Geophysical Corporation’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited combined balance sheets of ARAM Group of Companies as at December 31, 2007 and 2006 and the related audited combined statements of net income, comprehensive income and retained earnings and cash flows for the years ended December 31, 2007, 2006 and 2005, included in Exhibit 99.2 of ION Geophysical Corporation’s Current Report on Form 8-K/A dated November 3, 2008, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares. This prospectus, which is included in the registration statement, does not contain all of the information in the registration statement.

In portions of this Form S-3, we incorporate by reference information from parts of other documents filed with the SEC. The SEC allows us to disclose important information by referring to it in this manner, and you should review this information. We file annual, quarterly and special reports, proxy statements and other information with the SEC pursuant to the reporting requirements of the Exchange Act. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public at the SEC’s website at http://www.sec.gov.

We make our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports and proxy statements for our stockholders’ meetings, as well as any amendments to those reports, available free of charge through our website as soon as reasonably practicable after we electronically file those materials with, or furnish them to, the SEC. You can learn more about us by reviewing our SEC filings on our website. Our SEC reports can be accessed through the investor relations page of our website located at www.iongeo.com.

We furnish holders of our common stock with annual reports containing financial statements audited by our independent registered public accounting firm in accordance with generally accepted accounting principles following the end of each fiscal year.

Our common stock is listed on the NYSE and we are required to file reports, proxy statements and other information with the NYSE. You may obtain information on any document we file with the NYSE at the offices of The New York Stock Exchange, Inc. which is located at 20 Broad Street, New York, New York.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents that we have filed with the SEC are incorporated herein by reference:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2008;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009;

•	Our Current Reports on Form 8-K filed with the SEC on September 23, 2008 (as amended by Form 8-K/A filed with the SEC on November 3, 2008) and January 5 (two Form 8-Ks were filed on that date), January 29, March 4, April 1, June 2, and June 15, 2009, to the extent “filed” and not “furnished” pursuant to Section 13(a) of the Exchange Act;

•	The description of our common stock, $0.01 par value per share, contained in our Registration Statement on Form 8-A filed with the SEC on October 17, 1994, as amended by our Current Reports on Form 8-K filed with the SEC on March 8, 2002, December 20, 2007 and February 28, 2008, respectively; and

•	The description of our rights to purchase shares of Series A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A filed with the SEC on January 5, 2009.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering by this prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of those documents. In no event, however, will any information that we furnish under Item 2.02, Item 7.01 or Item 9.01 of any Current Report on Form 8-K that we may file from time to time with the SEC be incorporated by reference into or otherwise included in this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

ION Geophysical Corporation
2105 CityWest Blvd.
Suite 400
Houston, Texas 77042-2839
Tel: (281) 933-3339
Attention: Senior Vice President,
General Counsel and Corporate Secretary